Exhibit 99.1

LightPath Technologies, Inc. Announces

Second Quarter Fiscal 2006 Financial Results

For Immediate Release

(February 9, 2006) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high-performance fiber-optic collimators and isolators, today announced financial results for it’s fiscal 2006 second quarter and six months, ended December 31, 2005. Our Disclosure Backlog, as defined in our Annual Report on Form 10-K for June 30, 2005, was $3.00 million at December 31, 2005 compared to $2.98million at the same date in the prior year. Principally on the strength of orders for our fiber delivery systems for defense related applications and molded optics for industrial customers our Disclosure Backlog increased approximately 20% from $2.5 million as of September 30, 2005. The Company also recorded moderate first ever-positive cash flow from operations during the three months ended December 31, 2005. Compared to the same periods in the prior year, sales decreased by 11%, to $2.95 million for the second fiscal quarter and by 10%, to $5.66 million for the six-month period.

Financial Quick Reference

(In Millions, except for per share data)	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Unaudited
Total revenues	$2.95	$3.31	$5.66	$6.26
Total costs and expenses	$3.57	$4.20	$7.08	$8.74
Net loss	$(0.62)	$(0.89)	$(1.42)	$(2.48)
Net loss per share	$(0.17)	$(0.27)	$(0.39)	$(0.76)
Increase\(Decrease) in cash and cash equivalents	$(0.11)	$(0.25)	$(0.84)	$(0.68)

(In Millions)	December 31, 2005	June 30, 2005
Cash and cash equivalents	$1.63	$2.46

Detailed comments about the second quarter of fiscal 2006: For the quarter ended December 31, 2005, the Company reported total revenues of $2.95 million compared to $3.31 million for the same quarter of the previous fiscal year, a decrease of 11%. Net loss for the quarter was $0.62 million, or $0.17 per share. Our gross margin percentage in the second quarter is higher, at 25.2%, by almost nine points than in the comparable quarter of the prior year when it was approximately 16.6%. While we are seeing improved margins from lower material costs, better utilization of our manufacturing plant and from higher volumes of product sales, our efforts to improve margins remain a principal focus. SG&A expenses were reduced from $1.17 million last year to $1.12 million in this most recent quarter, largely due to decreased insurance, stock compensation and legal and professional expenses, which were partially offset by increased outside services, investor relations and compensation-related expenses associated with staffing increases in sales and management of our new facility in Shanghai. New Product Development expenses were essentially level at $0.24 million compared to last year’s third quarter when it was $0.24 million, a result of slightly higher personnel costs offset by lower consumable material and outside services costs.

Detailed comments about the six months of fiscal 2006: For the six months of fiscal 2006, ended December 31, 2005, the Company reported total revenues of $5.66 million compared to $6.26 million for the same six months of the previous fiscal year, a decrease of 10%. Net loss for the six months of fiscal

2006 was $1.42 million, or $0.39 per share, an improvement of $1.05 million over the loss of $2.48 million in last year’s comparable first half. Gross margin increased $0.17 million and the percent was higher increasing to 23% from 18% in the comparable prior period. While we have seen notable margin improvement in the past two and one-half years, through improving volumes that have increased plant utilization rates, we still have the challenge of improving our process yields to improve margins. SG&A expenses were reduced from $2.43 million last year to $2.20 million in this most recent six months due to reductions in insurance, investor relations, stock compensation and legal and professional expenses, which were partially offset by increased outside services and compensation-related expenses associated with staffing increases in sales and management of our new facility in Shanghai. New Product Development expenses decreased from $0.54 million last year to $0.50 million in the six months of fiscal year 2006. The decrease was due primarily to lower spending for outside services and materials for product development work, which are expensed in the period they are acquired, which were partially offset by increased compensation costs associated with additional optical engineering staff.

Cash Status: For the quarter ended December 31, 2005, net cash declined by $0.11 million vs. a decrease of $0.25 million in the same period of the prior year. The company achieved its first ever-positive cash flow from operations of $0.02 million during the current quarter. For the six months ended December 31, 2005 net cash has declined $0.84 million compared to a decrease of $0.68 million in the same period of the prior year

Comments: Ken Brizel, President and CEO of LightPath, stated “We believe the increase in our backlog to $3.0 million from $2.5 million at September 30, 2005, coupled with increased sales to customers in the industrial and military markets along with a moderate improvement in the communications market, will result in increased revenue for the third quarter of fiscal 2006 compared to the same period in fiscal 2005. This highlights the importance of our ongoing market diversification initiatives. This quarter LightPath established a high volume production facility 17,000 sq. ft. in Jiading, located on the western edge of Shanghai. In addition to providing increased production capacity, the Jiading operation will house LightPath’s Asia/Pacific sales, marketing and engineering organizations. This will provide the launch point for expanding our sales in the Asia/Pacific market and enable the Orlando headquarters to concentrate on lower volume, quick turn manufacturing and new advanced custom optical product development.”

Additional information concerning the Company and its products can be found at the Company’s web site at www.lightpath.com.

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EST on February 9, 2006 to discuss details regarding the company’s performance for the second quarter and six months of fiscal 2006. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products, including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contact: Ken Brizel, CEO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2005	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$1,625,285	$2,462,540
Trade accounts receivable, net of allowance of $10,000 and $26,500, respectively	1,678,614	1,456,612
Inventories	1,928,185	1,741,493
Prepaid expenses and other assets	118,780	222,430

Total current assets	5,350,864	5,883,075
Property and equipment - net	1,431,546	1,335,612
Intangible assets - net	281,906	325,008
Other assets	68,028	65,214

Total assets	$7,132,344	$7,608,909

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,524,482	$865,960
Accrued liabilities	468,109	387,617
Accrued payroll and benefits	451,680	358,606
Capital lease obligation, current portion	13,338	12,479

Total current liabilities	2,457,609	1,624,662

Capital lease obligation, excluding current portion	47,302	54,193

Stockholders’ equity:
Common stock: Class A, $.01 par value, voting; 34,500,000 shares authorized; 3,695,645 shares issued and outstanding at December 31, 2005 and June 30, 2005, respectively	36,956	36,956
Additional paid-in capital	192,409,157	192,426,330
Accumulated deficit	(187,736,768)	(186,311,002)
Unearned compensation	(81,912)	(222,230)

Total stockholders’ equity	4,627,433	5,930,054

Total liabilities and stockholders’ equity	$7,132,344	$7,608,909

The accompanying notes are an integral part of these unaudited consolidated statements.

LIGHTPATH TECHNOLOGIES, INC.

Condensed Consolidated Statement of Operations

(unaudited)

	Three months ended December 31,		Six months ended December 31,
	2005	2004	2005	2004
Product sales, net	$2,954,246	$3,314,356	$5,656,282	$6,264,663
Cost of sales	2,210,436	2,765,546	4,360,756	5,137,711

Gross margin	743,810	548,810	1,295,526	1,126,952

Operating expenses:
Selling, general and administrative	1,120,120	1,165,468	2,202,683	2,431,072
New product development	244,650	242,784	499,823	544,501
Amortization of intangibles	8,410	38,285	43,102	504,455
Loss (gain) on sales of assets	(3,480)	(11,444)	(9,134)	(23,541)

Total operating costs	1,369,700	1,435,093	2,736,474	3,456,487

Operating loss	(625,890)	(886,283)	(1,440,948)	(2,329,535)

Other income (expense)
Gain (loss) on settlement of litigation	—	—	—	(70,000)
Investment and other income (expense), net	7,756	(6,731)	15,182	(75,583)

Net loss	$(618,134)	$(893,014)	$(1,425,766)	$(2,475,118)

Loss per share (basic and diluted)	$(0.17)	$(0.27)	$(0.39)	$(0.76)

Number of shares used in per share calculation	3,695,645	3,292,459	3,695,644	3,275,654

The accompanying notes are an integral part of these unaudited consolidated statements.